JOINT VENTURE DEVELOPMENT AND OPERATING AGREEMENT

THIS JOINT VENTURE DEVELOPMENT AND OPERATING AGREEMENT is made and dated effective (the “Effective Date”) as of 22 October 2009.

BETWEEN:

TechMedia Advertising Mauritius, a company incorporated under the laws of Mauritius and having its address for notice and delivery located at c/o 62 Upper Cross Street, #04-01, Singapore 058353

(“TMM”)
OF THE FIRST PART

AND:

Peacock Media Ltd., a company incorporated under the laws of India and having its address for notice and delivery located at B24, Apollo Industrial Estate, Off Mahakali Caves Road, Andheri East, Mumbai – 400093. India.

(“PML”)
OF THE SECOND PART

(TMM and PML collectively, or individually also referred to as a “Party” or the “Parties”)

WHEREAS:

A.
PML has been granted a 5 years exclusive license (the “License”) by the Government of Tamil Nadu to operate the business of installing, commissioning and maintaining mobile digital advertising platform hardware and software in public transport vehicles (the “Technology”), such as buses and the Indian Railway trains, which Technology will be used to display third party commercial content and advertising (such third party commercial content and advertising to be displayed in exchange for a fee to be paid by such third parties), and PML anticipates obtaining a similar license from the governments of the Indian states of Andra Pradesh, Gujarat, Maharastra, Kerala and Karnataka, and any other Indian states possible (the “Participating State”);

B.	PML has represented to TMM that the License permits PML to operate the Business on more than 10,000 buses within the state of Tamil Nadu in India, and on more than 30 railway trains throughout India;

C.	PML has the capability to perform the technical aspects of the Business and the skills to manage the operational aspects of the Business;

D.	TMM has the knowledge and has the capability to provide the necessary capital and funding for the operation of the Business;

E.
TMM and PML have determined to form a joint venture (the “Joint Venture”), which Joint Venture will be an incorporated company, to conduct the Business and any related future businesses which is derived there from or may be developed in such Joint Venture, all as more particularly set out herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and the sum of $10.00 now paid by the parties, each to the other (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

DEFINITIONS

In this Agreement, including the recitals and schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and expressions will have the following meanings:

(a)	“Agreement” means this Joint Venture agreement, as amended from time to time;

(b)	“Board” means the board of directors of the Company, as more specifically set out under section 2 of this Agreement;

(c)
“Business” means the operations of installing, commissioning and maintaining mobile digital advertising platform hardware and software in public transport vehicles such as buses and trains solely in the Territory, and includes the use of media technology and advertising to manage and commercialize the Business, in order to generate Revenues;

(d)
“Company” means a company having the proposed name of TechMedia Mobile (India) Pte. Ltd or such other name as determined by TMM in consultation with PML to be duly incorporated under the laws of India pursuant to this Agreement, the business purpose of which company will be to conduct the Business and any future businesses which is derived therefrom or may be developed in such Joint Venture;

(e)
“Confidential Information” will mean all information contributed by the Parties or acquired or developed by the Joint Venture which the Board considers confidential, proprietary, or useful in the Business and not generally known in the public and includes all technical information such as data, know-how, research, designs, drawings, plans, specifications, models, quality controls, trade secrets, software, processes, equipment, controllers, patents, and Business information such as equipment, devices, methods relevant to the Joint Venture’s Business, organizational charts, business plans, policies, corporate structure, financial information and resources, transactions, contracts and Joint Venture customers such as their names, requirements and necessities, and any collateral information which may be in the nature of a latent interest or expectation or corporate opportunity such as inventions, discoveries or improvements conceived, developed or made by employees, in whole or in part, or other persons associated with the Joint Venture and all and every other information which would reasonably be considered confidential in the industry or by employment of reasonable judgement and the burden will be on a Party to show that information alleged by the Board or a Party to be confidential is not;

(f)
“Costs” mean all costs, expenses, obligations, liabilities and charges of whatsoever kind or nature incurred or chargeable, directly or indirectly, in connection with the Business and the Joint Venture, which costs, expenses, obligations, liabilities and charges include, without limiting the generality of the foregoing, the following:

(i)	the Management Fee;

(ii)	all monies, of whatsoever nature, expended directly or indirectly in maintaining and operating the Joint Venture and the Business;

(iii)	professional costs associated with the Joint Venture, the Business or the financing thereof;

(iv)	development plans, marketing plans, and all other studies or reports;

(v)	filing costs whether for securities regulations or other matters;

(vi)	suppliers, contractors, trades, services, and all other inputs of goods, services, or labour for the Business and Joint Venture thereof;

(vii)	employees, contract labour, management, and all other personnel costs;

(viii)	services of third parties or provided by the Parties at fair market value;

(ix)	administration, travel, office supplies, and all other costs reasonably incurred by or chargeable to the Business and its administration;

(x)	marketing, advertising, promotion, and such related expenses,

(xi)	costs of sales including commissions, transaction fees, and other such charges;

(xii)	the costs of raising equity or debt financing to capitalize the Business and the Joint Venture;

(xiii)	interest costs and payment, amortization or otherwise, of debt relating to the Joint Venture or the Business; and

(xiv)
all other costs as may be determined by the Board, from time to time, and normally charged to a business such as the Business in accordance with industry standards and generally accepted accounting principals consistently applied;

(g)	“JV Assets” means the License and any other assets provided by the Parties to the Joint Venture;

(h)	“Management Fee” means the fee to be paid to TMM in consideration for TMM’s management of the operational aspects of the Business, in accordance with the terms of section 3 hereof;

(i)
“Parties”, “Party”, means the parties, singly or collectively as appropriate, to this Agreement or their proper successors, assigns, or other recipients of a party’s rights, in whole or in part, in or to this Agreement;

(j)	“Profits” means the Revenues less Costs, which net result is available for distribution to the Parties hereof;

(k)
“Revenues” or “Revenue” means gross sales proceeds and income of whatsoever nature realized through the conduct of the Business and the realization of the Business conducted pursuant to this Agreement; and

(l)	“Territory” means India.

1.           THE COMPANY & THE JOINT VENTURE

FORMATION OF THE COMPANY

1.01	The Parties hereby agree to form, and on such date as this Agreement is executed by both Parties hereto, there will be formed, the Joint Venture.

1.02
The Parties agree to contribute in accordance with this Agreement the License and all required working capital to the Joint Venture to be owned and operated jointly as assets of the Joint Venture, develop the Business as co-venturers in the Territory, conduct the Business in accordance with this Agreement, and share in the Profits of the Joint Venture in accordance with the terms of this Agreement.

1.03
The business of the Joint Venture will be limited strictly to the Business and will not be extended by implication, or otherwise, unless specifically agreed to by the shareholders of the Company. The Business will not be altered or changed to unrelated endeavors from that of the present Business without unanimous consent of the shareholders of the Company, with such consent not to be unreasonably withheld.

1.04	The Business will employ the JV Assets as determined by the Board. The Joint Venture may not be terminated except by consent in writing of all Parties to this Agreement.

1.05
In order to form the Joint Venture and conduct the Business, TMM and PML will incorporate the Company under the laws of India, and the JV Assets will be held in the Company, and the Business and all other affairs of the Joint Venture will be conducted through the Company.  The Company shall reimburse each of PML and TMM respectively for all legal and other costs and expenses, including stamp duty payable (if any), incurred by the Parties in connection with this Agreement and the transactions contemplated hereby.

1.06
The proposed name of the Company will be TechMedia Mobile (India) Pvt. Ltd., or such other name as determined by TMM in consultation with PML.  The authorized share capital of the Company will consist of an unlimited number of ordinary shares with a par value of US$1.00, of which 100 common shares will be issued and outstanding as follows:

Name	No. of Shares	Consideration Payable
TMM	85 Shares	INR4,250.00 (equivalent to USD85.00)
PML	15 Shares	INR750.00 (equivalent to USD15.00)

(TMM’s 85 shares in the Company and PML’s 15 shares in the Company hereinafter collectively, the “Shares”)

1.07
Each Equity share in the capital of the Company will entitle the holder thereof to attend all meetings of the shareholders of the Company, and to one vote for each ordinary share held.  In the event of the liquidation or dissolution of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary, the holders of the Shares will be entitled to share on a pro rata basis as to the number of ordinary shares of the Company held, in the distribution of the property and assets of the Company.

1.08	The Company shall not issue any options to purchase securities of the Company or any rights convertible into securities of the Company without the approval of the Board.

1.09	There shall be no liquidation preference as only equity shares shall be authorized and issued.

1.10	The Company will remain a private Company at all times, and the issuance of shares in the capital of the Company will be subject to restriction and limitation as set out in this Agreement.

1.11
PML acknowledges and agrees that for so long as PML is a shareholder of the Company, and for a period of (5) years after ceasing to be a shareholder of the Company, neither PML, nor any of its subsidiaries or associated companies (the “PML Group”), nor any Directors, Officers, Employees or Shareholders of the PML group, will use the Technology or will engage directly or indirectly in any business which is similar to or in competition with the Business (as the Business is constituted on the date of PML ceasing to be a shareholder of the Company).

1.12
The Parties have not created a partnership hereby and nothing contained in this Agreement will in any manner whatsoever constitute a Party the partner, agent or legal representative of any other Party or create any fiduciary relationship between them for any purpose whatsoever.  No Party will have any authority to act for or to assume any obligations or responsibilities on behalf of any other Party except as may be from time to time agreed upon in writing between the Parties or as otherwise expressly provided herein.

RIGHT TO THE JV ASSETS

1.13
PML acknowledges and agrees that upon the execution of this agreement PML shall assign to the Company the exclusive right to use and exploit the License for the Business for a consideration of US$25Million as stated in Section 3 in this Agreement. The Parties acknowledge and agree that any and all intellectual property rights in and to the content provided for the Business will remain the sole property of PML.

2.	ORGANIZATION OF THE COMPANY

MANAGEMENT & DIRECTORS

2.01	The Board of the Company will at all times be comprised of five (5) directors.

2.02
Upon incorporation of the Company, each of PML will nominate Two (2) member to the Board and TMM will nominate Three (3) members to the Board, and both PML and TMM will vote their Shares so that the initial Board will be comprised of the following individuals:

Sandeep Chawla
Kuljit Singh Suri
Johnny Lian
Ratner Vellu
William Goh Han Tiang

In the event that a position on the Board is open for any reason whatsoever, such vacancy will be filled by a nominee from whichever of PML or TMM whose director nominee formerly occupied such position.

2.03
The Chairman of the Board of the Company shall be Mr Johnny Lian or such other person nominated by him solely at all material times & the Chairman or his nominee shall have a casting vote in the case of a deadlock on any matters put before the Board.

2.04
In the event that the Board should increase in size for any reason whatsoever, then such increase will be such as to entitle TMM to nominate 85% of the new directors and PML to nominate 15% of the new directors to fill such vacancies.  .

2.05
A quorum required for the transaction of business at a meeting of the Board will be all five members of the Board, present in person or by telephone or other electronic means.  If, within one-half hour from the time set for the holding of a Board meeting, a quorum is not present, the meeting stands adjourned for 48 hours at the same time and place.  If, at the re-convened meeting, a quorum is not present within one-half hour from the time set for the holding of the meeting, then the presence in person or by telephone or other electronic means of the majority of the Board will constitute quorum at such re-convened meeting.

2.06
The Board will have one Board meeting in each three-month period, which meeting will be held at a time and place to be determined by the directors.  Any one director may call a meeting by providing 2 days’ (48 hours) notice prior to the meeting.  Notice may be waived by the directors, and directors may elect to attend a Board meeting by telephone or other electronic means.

2.07
All matters put before the Board will only be undertaken with approval by a majority of the directors at a duly and validly held meeting or by unanimous written consent resolution if approved without a meeting.  The directors will use their best efforts to reach an agreement on all matters to be approved by the directors.  Where the directors are unable to come to an agreement on a matter to be approved by a majority of the directors at a meeting, then the Chairman of the Board and/or his nominee shall have the casting vote to resolve such matter.

2.08
The election, appointment and determination of the auditors and advisors of the Company, the defining of their duties and functions and the salaries and remuneration to be paid to them will be determined by the Board.

2.09
There will be kept, in such bank or banks (including trust companies) as may be determined by the Board, bank accounts of the Company (the “Company Accounts”) in which will be deposited all monies received by the Company in the course of carrying on its Business from time to time.  All payments on account of the Company will be made by cheques drawn on the Company Accounts and all cheques, drafts or other instruments drawn and made for the purposes of the Business of the Company will be executed by two directors, or by such directors, officers or employees as may from time to time be authorized to do so by the Board.

2.10	The Company will control all invoicing to clients for services provided by the Company.

SHAREHOLDERS

2.11	The following matters will only be undertaken with the unanimous approval of the shareholders of the Company:

(a)	the sale, lease, transfer, mortgage, pledge or other disposition of substantially all of the assets and/or undertaking of the Company, or any of its subsidiaries;

(b)	any transfer, sale, lease or grant of any rights in the JV Assets or any other assets of the Company;

(c)	any increase or reduction in the capital of the Company;

(d)
the consolidation, merger or amalgamation of the Company with any other company, association, partnership or legal entity, or any other form of capital or corporate reorganization, or any change in control of the Company or liquidation of the Company;

(e)
any increase or decrease in the number of issued shares of the Company, or the granting of any securities having rights preferences or privileges, on parity with or senior to the Parties, by the Company to any person to purchase securities of the Company;

(f)	the creation of any class of securities of the Company having rights, privileges or preferences on parity or in preference to the Shares;

(g)	any changes to the maximum number of directors appointed to the Board;

(h)	any borrowing or incurrence of liabilities by the Company;

(i)	any changes to the constating documents (memorandum or articles of association) of the Company;

(j)	any transaction out of the ordinary course of business; or

(k)	any contract between the Company and any shareholder or affiliate of the Company.

2.12
No shares of the Company will be allotted or issued unless PML and TMM have first been offered a pro rata allotment and have been given a minimum of 60 calendar days to purchase their allotment.  Any allotment not taken up by either TMM or PML will first be offered to the remaining of the two parties until no Shareholder wishes to purchase any further Shares and the payment period will remain the same with each stage of the offer.  The Shareholders may in writing waive the payment period or right to any allotments.

2.13
PML and TMM will, on an annual basis, or on a more frequent basis as determined by the Board or in accordance with the Articles of Association of the Company, hold a shareholders’ meeting, whereby they can discuss the Company’s overall status, including but not limited to, the Company’s financial status.  The requirements for the meeting of shareholders will be in accordance with the Articles of Association of the Company.

2.14
Except as specifically provided herein, neither PMM nor TML will mortgage, pledge, charge, hypothecate or otherwise encumber his or her interest or any part thereof without the prior written consent of the other Shareholders, which consent may be arbitrarily withheld.

2.15
In addition to the foregoing, the Company will not register nor permit the registration of any transfer of an interest, which must be the entire shareholdings of a Shareholder, in the Shares except as otherwise expressly permitted in this Agreement, or as follows:

(a)
neither TMM nor PML will sell, transfer or otherwise dispose or offer to sell, transfer or otherwise dispose, of their respective shares in the Company unless that party (in this section the “Offeror”) first offers by notice in writing (in this section the “Offer”) to the other party (in this section the “Other”) pro rata in accordance with their shareholdings in the Company, the prior right to purchase, receive or otherwise acquire the same;

(b)	the Offer will set forth:

(i)	the number of shares (which must be the entire shareholdings of the Offeror) the Offeror desires to sell (the “Offered Shares”);

(ii)	the price, expressed in Indian Currency, for the Offered Shares;

(iii)	the terms and conditions of the sale; and

(iv)	that the Offer is open for acceptance for a period of 60 days after receipt of such Offer by the Other(s);

(c)	the Other may accept such Offer by notice in writing to the Offeror;

(d)
if, and to the extent the Offer is not accepted, the Offeror may sell, transfer or otherwise dispose of the Offered Shares to any other person, firm or corporation (a “Third Party”) only for the consideration and upon the terms and conditions as set out in the Offer but only within the period of 30 days after the expiry of the period for acceptance by the Other and, if the Offeror does not do so, the provisions of this Section 2.15 will again become applicable to the sale, transfer or other disposition of the Offered Shares and so on from time to time;

(e)
no disposition of any interest permitted by this Section 2.15 will be made unless the Third Party will have entered into an agreement with the Other by which the Third Party will be bound by and entitled to the benefit of the provisions of this Agreement and the Other will enter into such an agreement; and

(f)
any Shareholder who will have disposed of all of its interest in compliance with the provisions of this Agreement will be entitled to the benefit of and be bound by only the rights and obligations which arose pursuant to this Agreement prior to such disposition.

2.16	The provisions as to the transfer of Shares contained in Section 2.15 above will not apply if, prior to the proposed transfer of Shares, the Other waives its right, in writing, to receive the Offer.

2.17	The clauses of the Memorandum and Articles of Association of the Company shall be amended to reflect the provisions of this Agreement after the completion of the initial investment by TMM.

3.	CAPITAL CONTRIBUTIONS, MANAGEMENT FEE & DIRECTOR’S FEE

3.01
The Business Plan sets out the objectives of the Company, performance milestones, capital and operating expenditure estimates and profit and loss budget estimates. The budget contained in the Business Plan is to be approved by the Board at the first Board meeting.

3.02
TMM will on a commercially reasonable best effort basis raise up to US$25,000,000, which is the initial intended working capital (i.e. the capital and operating expenses to install, commission, maintain and commercialize mobile digital advertising platforms onto buses and trains) (the “Working Capital”) required for launching the Business and the Joint Venture, of which US$5,000,000 of the US$25,000,000 is to be set aside as a contingency fund for the Company, and is anticipated to be provided by TMM as follows:

(a)
an aggregate of US$12,270,000 is to be advanced by TMM to the Company during the first year of incorporation of the Company, in order to facilitate the start of operations and for PML to conduct PML’s Responsibilities (as hereinafter defined); The first US$1,000,000 is to be provided by TMM to the Company by October 31 2009 and a subsequent amount of US$4,000,000 is to be provided by TMM to the Company as soon as certain expenses have been incurred by PML and certified by TMM;

(b)
additional amounts of US$1,932,500 are to be advanced by TMM to the Company on a yearly basis for the following four (4) years; however, the Board in its sole discretion may determine to reduce or eliminate such additional capital contributions by TMM depending on the amount of revenues produced by the Company available to satisfy the required Working Capital.

It is anticipated by the Parties that the Company will reimburse PML up to US$20,000,000 for expenses incurred and invoiced by PML in performing PML’s Responsibilities (as hereinafter defined) over the next five (5) years.

3.03
Any working capital required by the Company, in addition to and including the Working Capital, for the Business and the Joint will be provided by TMM in the form of shareholder’s loans (the “TMM Loans”).  The Company will enter into loan agreements with TMM each time funds are advanced by TMM to the Company, which agreements will evidence the TMM Loans, and the Company will at all times keep an accounting record of all TMM Loans.

3.04	In addition to TMM Loans, TMM may also provide capital to the Company by conducting equity or debt financings at TMM’s sole discretion.

3.05	All capital contributions made by TMM, including without limiting the generality thereof, all Working Capital and TMM Loans, will be repaid by the Company to TMM from the Profits.

3.06
In addition to all capital contributions to be made by TMM, TMM will also be responsible for managing all operational aspects of the Business, including providing the Company with sufficient personnel to enable the Company to manage and commercialize the Business, in consideration for which services TMM will receive a Management Fee on a quarterly basis equivalent to 10% of the gross profit of the Company for that quarter, subject to a minimum annual fee of US$2,000,000 for the first year of operations. The Management Fee shall be reviewed annually and shall only be paid out of profits.

3.07
Upon the Company reaching profitability, the Company shall pay to the 5 Directors named herein under Section 2 collectively a management fee as mentioned in clause 3.06; equivalent to 10% of the gross profit shared equally among the 5 Directors.

4.	INTEREST OF THE PARTIES IN AND TO THE JOINT VENTURE

4.01
Subject to the provisions of this Agreement, the relevant ownership and interests of the Parties in the Joint Venture will initially be and are an 85% (eighty five percent) interest to TMM (the “TMM Interest”) and a 15% (fifteen percent) interest to PML (the “PML Interest”)(such interests are collectively called the “Interests” or singularly the “Interest”).

4.02
The Interests of the Parties hereto will not be effected, altered, or amended, except pursuant to the provisions of this Agreement, or as subsequently agreed by the Parties hereto in writing.  The TMM Interest and the PML Interest in the Joint Venture will be reflected in the share ownership of each respective party in the Company.

4.03
The parties acknowledge and agree that TMM’s interest in the Joint Venture is non-dilutive, and TMM will at all times remain the owner of at least 85% of the Joint Venture.  Accordingly, the parties acknowledge and agree that pursuant to section 4.02 hereof, TMM will at all times hold at least that number of shares of the Company as is equal to 85% of the issued and outstanding shares of the Company.

5.	PML’S RESPONSIBILITIES

5.01	In consideration for its interest in and to the Joint Venture and the Company, PML undertakes, free of any fees, charges or any additional consideration, without limiting the generality thereof, to:

(a)
with the exception of the State of Tamil Nadu, use its best efforts to secure licensing rights similar to the License for all the Participating States, and insofar as possible, ensure that the Company is the contracting party and recipient of such licenses, and where such licensing rights are granted to PML, then PML will ensure to immediately transfer such rights to the Company for its exclusive use  on a first right of refusal basis by the Company;

(b)
make available to the Company and to TMM such office and work facilities and infrastructure as may be required by the Company and TMM in order to conduct the operations of the Business at the cost borne by the Company;

(c)	ensure that its management, employees, contractors and sub-contractors cooperate at all times with TMM and the Company, as required, to conduct the Business;

(d)
provide TMM and the Company with full access (including providing the names, contact details and any introductions as may be necessary) to all existing clients of PML in order for the marketing and commercialization of the Business;

(e)	ensure all existing and new clients procured for the Company, insofar as possible, enter into agreements directly with the Company;

(f)	conduct all marketing of PML’s services to existing and future clients of PML jointly with the Company’s marketing for the herein mentioned Business of the Company in the conduct of the Business;

(g)	promptly provide TMM and the Company with access to all information and documents as may be required from time to time, to conduct the Business; and

(h)	continually and actively use its best efforts to market the Business, and secure orders for the Company from existing and new clients.

5.02	In addition to the items set out in section 5.01 above, and subject to the control and direction of the Board and the other terms and conditions of this Agreement, PML will:

(a)
be responsible for the installation of the Technology and for ensuring that on completion of the installation, the Technology is fully functional and upon certification by the Company, PML will be reimbursed for its costs as evidenced by invoices;

(b)	be responsible for the maintenance of the Technology, and for ensuring that once installed, the Technology remains in good working order at all times.
(c)
conduct and perform its obligations hereunder on such premises as it will determine, including its own premises, and will permit access to the JV Assets at all reasonable times for the purpose of inspecting work being done thereon;

(d)
employ and engage any such employees, agents and independent contractors as it may consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder, but PML will not enter into contractual relationships with a party without approval from the Board;

(e)
execute all documents, deeds and instructions, do or cause to be done all such acts and things and give all such assurances as may be necessary so that the Company has good and valid title to the JV Assets; and

(f)
diligently conduct and perform its obligations hereunder in accordance with the development plans of the Business approved by the Board and in compliance with all applicable laws, rules, orders and regulations;

(g)	abide by and adhere to the control standards as imposed by TMM, in its sole discretion, in the Company in the areas including but not limited to finance, legal, operations and risk management.

(the matters outlined in sections 5.01 and 5.02 above are collectively “PML’s Responsibilities”)

5.03
Subject to any specific provisions of this Agreement, PML, in carrying out its duties and obligations hereunder, will at all times be subject to the direction and control of the Board and will perform its duties hereunder in accordance with the instructions and directions as from time to time communicated to it by the Board and will make all reports to the Board except where otherwise specifically provided herein. PML will act in good faith and in the best interest of the Company and the Joint Venture at all times and conducts the affairs of the Company with a view to maximizing Revenue.

6.	PML’S FIRST RIGHT TO EQUIP AND MAINTAIN MOBILE DIGITAL ADVERTISING PLATFORMS

6.01
PML shall have the first right to perform for the Company all installation, commissioning and maintenance of the mobile digital advertising platforms on buses and trains, on a cost basis without any mark up.

6.02
TMM and PML have unfettered and reserved rights to replace and/or obtain and/or appoint another separate or independent technology provider in the event the nominated technology provider of PML for any reasons whatsoever in the opinion of TMM and PML lacks the ability to better fulfill its obligations adequately owing to situations including, but not limited to, the following:

(a)	inability of the Technology provider to provide cutting edge but practical technological services at the instance of TMM;
(b)	inability of the Technology provider to provide technologically competitive solutions compared to other similar providers in India;

(c)	failure of the Technology provider to keep up with the technological advancement in their industry, confined to India;

(d)	inability of the Technology provider to provide services dictated by TMM to better enable market delivery of TMM strategic objectives; and

(e)	where the Technology provider is acquired by an entity deemed by TMM as its competitor in India.

7.	REPRESENTATIONS & WARRANTIES

REPRESENTATIONS & WARRANTIES OF THE PARTIES

7.01	Each Party represents and warrants to the other Party hereto that, to the best of its knowledge:

(a)
it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement, except where regulatory or shareholder approval may be required;

(b)
neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

(c)
the execution and delivery of this Agreement and the Agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or its constating documents.

7.02	Each Party covenants, warrants and agrees with the other:

(a)	to perform or cause to be performed its obligations and commitments under this Agreement;

(b)	not to engage either alone or in association with others in any activity in respect of the JV Assets or the Business in the Territory except as provided or authorized by this Agreement;

(c)	to be just and faithful in all its activities and dealings with the other Party; and

(d)
any information which the Parties may provide to each other or the Joint Venture or any permissible person or company will be accurate and complete in all material respects and not misleading, and will not omit to state any fact or information which would be material to the Parties or the Joint Venture or such permissible person or company.

REPRESENTATIONS & WARRANTIES OF PML

7.03
PML represents and warrants to TMM that the License permits PML to operate the Business on more than 10,000 buses within the State of Tamil Nadu in India, and on more than 30 Indian Railway trains throughout India.

7.04
PML represents and warrants to TMM that the JV Assets to be contributed to the Joint Venture will be contributed to the Joint Venture free and clear of encumbrances of any nature and the same are transferred and contributed with full right, title, and interest to the Company and free of claims by any party whatsoever, and no person has any agreement or option or any right or privilege capable of becoming an agreement or option for any right to the License;

7.05
PML represents and warrants that all existing clients of PML will be given the first right to procure the mobile digital advertising platforms services from the Company on arms’ length commercial rates and terms.  In the event that PML’s clients accept bundled services from both PML and the Company, PML agrees that all invoicing of the clients for the bundled services will be handled via separate invoices of the respective parties but submitted jointly.

7.06
PML represents and warrants to TMM that all representations and warranties made by PML herein and all information provided by PML or by PML’s advisors, agents, employees, officers and representatives to TMM in the course of the negotiations leading to the execution of this Agreement were, when given, and remain, true and accurate in all material respects, and are not misleading, and copies of all contracts and documents provided by PML to TMM are true and complete and the contents of such contracts and documents comprise the entire agreement between the parties thereto.  PML further represents and warrants that it is not aware of any fact or matter not disclosed in writing to TMM which renders any such information or representation untrue, incorrect, inaccurate or misleading, or the disclosure of which may affect the willingness of TMM to enter into this Agreement.  If any of the representations and warranties of PML are found to be incorrect or if there is a breach by PML of any of the covenants or agreements, which incorrectness or breach will result in any loss or damage sustained directly or indirectly by TMM, then PML will pay the amount of the loss or damage to TMM within 30 days of receiving notice of the loss or damage.

8.	COVENANTS

8.01
PML undertakes to use its best efforts to keep the License, and/or any other licensing rights obtained from other Participating States or otherwise (collectively, the “Licenses”), valid and in good standing at all times.  PML further undertakes that it will not assign, transfer, encumber, pledge or hypothecate the Licenses, or do any act or cause any omission which will in any way, directly or indirectly, result in the loss of the Licenses, or affect the ability of the Company to conduct the Business or result in a reduction in the Revenue.  PML shall not undertake any act or enter into any contract or agreement that may, or would, in any way adversely affect the Licenses, and PML undertakes to notify TMM and the Company in writing if PML is in breach of its obligations under the Licenses or if any of the Licenses are or may be adversely affected for any reason whatsoever.

8.02
The covenants hereinbefore set out are conditions on which TMM has relied in entering into this Agreement and PML will indemnify and save TMM harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of such covenants by PML or any other representations or obligations of PML contained in this Agreement.

9.	DISTRIBUTION OF PROFITS & DIVIDEND POLICY

9.01
The Revenue generated from the Business will be first used to pay for all Costs.  The Profits of the Company will be used to first pay the Management Fee and the repayment of any TMM loans, second to pay the Director’s Fee, and then the remaining will be distributed to TMM and PML on the basis of TMM receiving 85% of the Profits and PML receiving 15% of the Profits as a dividend (the “Dividend”).  Such Profits will be calculated before income tax and other such costs which are attributable only to each the Party separately from the Company.  Profits will be distributed at such time and in such manner as may be determined in accordance with the dividend policies established by the Board but, absent agreement to the same, will be payable no less than on a quarterly basis and within thirty (30) days of the end of each quarter.  The Board will retain such reserves for approved budgets and working capital as the Board considers prudent. In the event of an error in the calculation of the Profits, or if, for any other reason, a Party has received an attribution or payment greater than its entitlement then the Board may balance the Profit accounts, by debits and credits to the Party upon the next Profit allocation or may demand repayment of excess distributions and the relevant Party will refund such excess within thirty (30) days of demand.

10.	CONFIDENTIALITY AND COMPETITION

10.1
PML agrees that for so long as it remains a shareholder of the Company and for a period of 5 years thereafter upon ceasing to be a shareholder, PML and its subsidiaries and associated companies (the “PML Group”) and the directors and shareholders of the PML Group shall not directly or indirectly be engaged or interested in any business, in any country in which the Company or any of its subsidiaries and associated companies (the “TM Group”) has operations from time to time, that is, in the sole opinion of the Company, in competition with the Business carried on by the TM Group.

10.2
A Party hereunder will not, except as authorized or required by the Party’s duties hereunder or as flow as a consequence of law or contract (for example TMM’s parent company’s reporting requirements as a public company in accordance with applicable securities laws or consequent upon a merger or consequent upon a sale of Interests by a Party hereto), reveal or divulge to any person or companies any Confidential Information concerning the Joint Venture or its Business or of any of the Parties or of any affiliates, which may come to the Party’s knowledge during this Agreement, and the Parties will keep in complete secrecy all Confidential Information and will not use or attempt to use any such Confidential Information in any manner which may injure or cause loss either directly or indirectly to the Joint Venture’s Business.  This restriction will continue to apply after the termination of this Agreement without limit in point of time but will cease to apply to information or knowledge which may come into the public domain through no act or fault of the alleged offending Party.

10.3
The Parties acknowledge that the Confidential Information is crucial to the Business and to the Parties individually and that in the event of unauthorized disclosure or use of the Confidential Information, which the Parties acknowledge would be an act of bad faith as well as a breach of this undertaking, the damage will be irreparable or the affected Party will not be adequately compensated by monetary award.  Accordingly, the offending Party agrees that in the event of any such breach, the affected Party will be entitled as a matter of right, without notice and prior to service of an originating action in India and on an ex parte application, to apply to a Court of competent jurisdiction in India, for determination in accordance with the laws of the United Kingdom, for relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions hereof.  The offending Party shall reimburse the affected Party for all costs and expenses, including reasonable attorneys’ fees, incurred by such affected Party in enforcing the obligations of the offending Party hereunder. The Parties also agree and acknowledge that the offending Party will also be liable, as liquidated damages, for an amount equal to the amount received and earned by the offending Party as a result of and with respect to any breach hereof, in addition to any other losses the affected Party may suffer, including loss of economic opportunity.

11.	FORCE MAJEURE

11.01
No Party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control (except those caused by its own lack of funds) including, but not limited to, acts of God, fire, storm, flood, explosion, strikes, lockouts, or other industrial disturbances, riots, laws, rules and regulations or orders of any duly constituted governmental authority, including environmental protection agencies, or non-availability of materials or transportation (each an “Intervening Event”).

11.02	All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

11.03
A Party relying on the provisions of section 11.0l will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such Party to settle or adjust any labour disputes or to question or to test the validity of any law, rule, regulation, or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders it uneconomical or impossible of completion.

12.	NOTICE

12.01
Any notice, direction, or other instrument or communication required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by facsimile, electronic communication or other similar form of communication, in each case addressed to the intended recipient at the address of the respective Party set out on the first page hereof.

12.02
Any notice, direction, or other instrument or communication will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the seventh business day following the day of mailing, except in the event of a disruption of the postal service in which event notice will be deemed to be received only when actually delivered on the address and, if sent by facsimile, electronic communication or other similar form of communication, be deemed to have been given or received on the day it was so sent.

12.03
Any Party may at any time give to the other notice in writing of any change of address of the Party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such Party for the purposes of giving notice hereunder.

13.	WAIVER

13.01
If any provision of this Agreement will fail to be strictly enforced, or any Party will consent to any action by any other Party, or will waive any provisions as set out herein, such action by such Party will not be construed as a general waiver thereof but only a waiver for the specific time that such waiver or failure to enforce takes place and will at no time be construed as a consent, waiver, or excuse for any failure to perform and act in accordance with this Agreement at any past or future occasion.

14.	FURTHER ASSURANCES

14.01
Each of the Parties hereto, will from time to time and at all times, do all such further acts and execute and deliver all further deeds and documents as will be reasonably required in order to fully perform and carry out the terms of this Agreement.  This section will not be construed as imposing any obligation on any Party to provide guarantees.

15.	USE OF NAME

15.01
No Party will, except with written permission or when required by this Agreement, or by any law, by-law, ordinance, rule, order or regulation, use, suffer or permit to be used, directly or indirectly, the name of any other Party for any purpose related to this Agreement or the Business.

16.	TERMINATION AND WIND-UP

16.01
Upon termination of this Agreement for whatever cause, the Board will administer wind-up of the Company and the Joint Venture and will dispose of JV Assets in such manner as the Board determines, consistent with this Agreement, and practices of corporate law and practice, and will distribute the net assets of the Company, after discharge of all encumbrances, in accordance with outstanding interests of the Parties.  At the time of wind-up of the Company or termination of the Business for any reason, the Board will meet and approve a procedure for the retention, maintenance and disposal of documents (the “Documents”) and will appoint such Party as may consent thereto to ensure that all proper steps are taken to implement and maintain that procedure.  If the Board fails to approve a procedure as aforesaid, the Party holding the majority interest in the Company as at the date immediately preceding the date the Board was called to meet, will retain, maintain and dispose of the Documents according to such procedure, in compliance with all applicable laws, as it deems fit.  The Party entrusted with the retention, maintenance and disposal of the Documents will estimate the costs and expenses incidental thereto and will be entitled to receive payment of those costs and expenses prior to any distribution being made of the assets of the Company or the revenues received on the disposal thereof.

16.02	Upon termination of this Agreement:

(a)
The Parties hereby acknowledge and agree that all personally possessed Joint Venture property, including without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents, Confidential Information, copies of any of the foregoing, and equipment furnished to or prepared by the Joint Venture or a Party for such and in the course of or incidental to the Business or this Agreement, all belong to the Joint Venture and will be promptly returned to the Joint Venture upon termination but that all intellectual property rights in and to the content provided for the Business shall remain the sole property of TechMedia Advertising (India) Pte. Ltd.; and

(b)
The Parties acknowledge that all Confidential Information is received or developed in confidence and for the exclusive benefit of the Joint Venture and the successors thereof.  During this Agreement and thereafter in accordance with this Agreement’s restrictions, the Parties will not, directly or indirectly, except as required by the normal business of the Joint Venture and the Company, or unless expressly consented to in writing by the Board:

(i)	disclose, publish or make available, other than to an authorized person any Confidential Information;

(ii)	acquire, possess for their own interest, sell, transfer or otherwise use or exploit any Confidential Information;

(iii)	permit the sale, transfer, or use or exploitation of any Confidential Information by any third party; or

(iv)
retain upon termination or expiration of this Agreement any Confidential Information, any copies thereof or any other tangible or retrievable materials containing or constituting Confidential Information;

17.	GENERAL

17.01
This Agreement embodies the entire agreement and understanding among the Parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof.

17.02	This Agreement may not be changed orally but only by an agreement in writing, executed by each of the Parties.

17.03
Unless earlier terminated by default or by agreement of all Parties or as a result of one Party acquiring the whole of the other Party’s Interest, the Joint Venture and this Agreement will remain in full force and effect for so long as any part of the Joint Venture or Business is held or conducted in accordance with this Agreement.

17.04	No Party hereto will purport to terminate this Agreement for any event of default except pursuant to the terms of this part.

17.05
Except for emergency proceedings in respect to a default by a Party which materially jeopardizes the Business or finances or credit or the JV Assets, no Party hereto will take proceedings for default, or otherwise, unless it has given the defaulting Party notice in writing of the nature and scope of the default and the defaulting Party has failed to correct such default within ten (10) business days of notice of such default.

17.06	This Agreement will enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

17.07	This Agreement will be governed by and interpreted in accordance with the laws of the United Kingdom. The Parties will comply with all laws applicable to the Parties hereunder.

17.08
If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in either India or England, then the Parties shall forthwith enter into good faith negotiations to amend such provision in such a way that, as amended, it is valid and legal under the laws and regulations of India and England and to the maximum extent possible carries out the original intent of the Parties as to the points in question.

17.09	The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

17.10	Time will be of the essence in the performance of this Agreement.

17.11	If any terms of this Agreement are inconsistent or conflict with the Memorandum and Articles of Association of the Company, then the terms of this Agreement shall prevail.
17.12
Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved under the .Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by one or more arbitrators appointed in accordance with the Rules.  The arbitration shall be settled in London, United Kingdom in the English language.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first written above.

Signed by Mr William Goh Han Tiang	)
for and on behalf of	)
TechMedia Advertising Mauritius	)	/s/ William Goh
in the presence of	)
)
)
/s/ Johnny Lian Tian Yong	)
Mr Johnny Lian Tian Yong	)
NRIC No. : S1758653/Z	)

Signed by Mr Sandeep Chawla	)
for and on behalf of	)
Peacock Media Ltd	)	/s/ Sandeep Chawla
in the presence of	)
)
)
/s/ Kuljit Singh Suri	)
Mr Kuljit Singh Suri	)
Indian Passport No. : Z1776253)